Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-178586 on Form S-1 of (i) our report dated March 2, 2012 relating to the statements of historical revenues and direct operating expenses of the Underlying Properties (which report expresses an unqualified opinion and includes an explanatory paragraph related to the correction of a misstatement) and (ii) our report dated December 16, 2011 relating to the statement of assets and trust corpus of Whiting USA Trust II, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 13, 2012